Exhibit 4.12

Execution Version

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated and effective February 5, 2021 (the “Effective Date”), is made and entered into between Grown Rogue Distribution, LLC, an Oregon limited liability company (“Manager”), and HSCP Oregon, LLC, an Oregon limited liability company and wholly-owned subsidiary of High Street Capital Partners, LLC, a Delaware limited liability company (“Owner”). Manager and Owner are sometimes referred to in this Agreement individually as a “Party” and, collectively, as the “Parties”.

RECITALS

A. Owner leases certain real property located at 550 Airport Road, Medford, Oregon 97504 (the “Licensed Premises”). The Licensed Premises is used for recreational cannabis production operations (the “Business”) under OLCC producer license number 020-1003642197C (the “Producer License”), OLCC wholesale license number 060-1013984A526 (the “Wholesale License”), and OLCC processor license number 030-1013975ABC8 (the “Processor License” and together with the Producer License and Wholesale License the “OLCC Licenses”).

B. Owner is in the process of changing the location of the Processor License and Wholesaler License to the Licensed Premises.

C. Owner desires that Manager manage and conduct the Business on the Licensed Premises beginning on the Effective Date and continuing through the Term (as defined below).

D. Manager is capable of performing and managing recreational cannabis production operations on the Licensed Premises for Owner.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual covenants contained herein, the Parties agree as follows:

1. Term of Management. The term (the “Term”) of this Agreement shall begin on the Effective Date and terminate on the earlier of (a) the closing of the transactions under that certain Asset Purchase Agreement executed by the Parties as of the Effective Date (the “Purchase Agreement”) relating to Manager’s purchase of substantially all of the assets of the Business; (b) immediately following written notice from Owner to Manager of a material breach of the terms of this Agreement, including any material violation of OLCC rules and regulations relating to the operation of the Business under the OLCC Licenses at the Licensed Premises that is not cured within 30 days after Owner delivers written notice of such breach or violation to Manager; or (c) immediately following written notice from Manager to Owner (which Manager may but shall not be obligated to deliver) at any time after the Purchase Agreement is terminated. This Agreement, and all obligations of Owner and Manager under this Agreement, will automatically terminate at the end of the Term without any further act on the part of either Party or any other person or entity. If this

Agreement is terminated or canceled pursuant to the provisions hereof or by court order, the date of said termination or cancelation shall also be the substituted expiration date of this Agreement.

2. Nature of Management Service.

2.1. Manager Obligations. During the Term, Manager shall act as the exclusive manager for, and, subject to Section 8 of this Agreement, the exclusive operator of, the Business on the Licensed Premises. Manager shall devote such time, skill, and efforts to the performance of its obligations under this Agreement as are required to care for the operation of the Business on the Licensed Premises in accordance with accepted cannabis production in Jackson County, Oregon. In connection with such management, Manager shall supervise, care for, and maintain the Licensed Premises and provide all services, labor, materials, and equipment necessary to operate the Business on the Licensed Premises.

2.2. Owner Obligations. During the Term, Owner shall not, directly or indirectly, sublease the Licensed Premises or contract with any other person or entity to manage or operate the Business. Owner will, at its own cost, continue to process the change of location applications related to the Processor License and the Wholesale License and will keep Manager reasonably informed on the status and progress of such applications.

3. Payment of Fees and Charges.

3.1. Payment of Expenses. Attached Schedule 3.1 sets forth as of the Effective Date all of the operating expenses of the Business (collectively, the “Expenses”), the person to whom each such expense is owed, and the due date and frequency (i.e., monthly, quarterly, annually, or other) of each Expense. Manager will be responsible for the Expenses and any other operating expenses for the Business that Manger incurs or with respect to which Manager agrees in writing to pay and be responsible.

3.2. Manager Compensation. The Parties understand and agree that Section 3.4 and the terms of the Purchase Agreement represent full and fair compensation for Manager’s services under this Agreement.

3.3. Additional Charges. If Owner incurs or becomes obligated to pay any expenses with respect to the Business other than those contemplated by Section 3.1, all such additional expenses will be the sole responsibility of Owner and Owner shall pay such additional expenses in full when due. If Owner fails to do so, then Manager may, but will not have any obligation to, pay such additional expenses on behalf of Owner and Owner shall reimburse Manager for the amount paid promptly, but in any event within 10 business days, after receipt of a written invoice from Manager therefor. For the avoidance of doubt, Owner will be responsible for all costs associated with the change of location applications for the Processor License and Wholesale License.

3.4. Product. Manager shall be entitled to transfer all cannabis product produced by the Business at the Licensed Premises to its own OLCC wholesaler license for sale and distribution for Manager’s own account.

Management Services Agreement

4. Indemnity.

4.1. Indemnity by Manager. Manager shall be liable for, and shall indemnify, defend, and hold harmless Owner, its affiliates, parents, members, officers, directors, employees, and agents from and against, any and all claims, damages, loss, cost (including reasonable attorneys’ fees), causes of action, suits, and liabilities of any kind occasioned by or in connection with or arising out of:

4.1.1. any negligent act or omission or intentional misconduct of Manager, its agents, employees, or contractors in the performance of Manager’s duties under this Agreement;

4.1.2. any failure of Manager to perform its obligations under this Agreement;

4.1.3. any failure of Manager to follow applicable law;

4.1.4. any breach of a representation or covenant made or given by Manager under this Agreement; and

4.1.5. any loss or damage, either general, special or consequential, to the Licensed Premises or the Business during the Term, other than loss or damage that is the fault of Owner.

4.2. Indemnity by Owner. Owner shall be liable for, and shall indemnify, defend, and hold harmless Manager, its affiliates, members, officers, directors, employees, and agents from and against, any and all claims, damages, loss, cost (including reasonable attorney’s fees), causes of action, suits, and liabilities of any kind occasioned by or in connection with or arising out of:

4.2.1. any negligent act or omission or intentional misconduct of Owner, its agents, employees, or contractors, not including Manager, relating to the use or occupancy of the Licensed Premises;

4.2.2. any failure of Owner to perform its obligations under this Agreement;

4.2.3. any failure of Owner to follow applicable law; and

4.2.4. any breach of a representation or covenant made or given by Owner under this Agreement.

5. Limitation of Liability. EXCEPT WITH RESPECT TO CLAIMS DERIVING FROM THE OBLIGATIONS SET FORTH IN SECTIONS 4 OF THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR INCIDENTAL DAMAGES, HOWEVER CAUSED, WHETHER BASED ON CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT, WARRANTY, OR ANY OTHER LEGAL THEORY, EVEN IF THE PARTY HAS BEEN ADVISED OF OR HAD REASON TO KNOW OF THE POSSIBILITY OF SUCH DAMAGES

Management Services Agreement

6. Competition. Owner acknowledges and agrees that Manager shall during the Term have the right to conduct, and shall in no way by virtue of this Agreement be prohibited, restricted, or otherwise limited from conducting, any business activities or operations, including recreational cannabis producing, processing, wholesale distribution, and retail sales operations on properties owned, leased, or under management of owners of other properties in the vicinity of the Licensed Premises, without Manager being in violation of any of the provisions, terms, and conditions of this Agreement.

7. Notices. Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be: (a) delivered in person, (b) sent by first class registered mail, (c) sent by overnight air courier, or (d) sent by email without rejection, in each case, properly posted and fully prepaid to the appropriate address as set forth below. Either party may change its address for notices by notice to the other party given in accordance with this Section. Notices will be deemed given at the time of actual delivery in person, three business days after deposit in the mail as set forth above, one day after delivery to an overnight air courier service, or when sent without rejection during normal business hours by email, or else the following business day when not sent during normal business hours.

To Owner:	To Manager:

HSCP Oregon LLC c/o Acreage Holdings, Inc. 450 Lexington Avenue, #3308 New York, NY 10163 Attention: Zach Davis Email: z.davis@acreageholdings.com	Grown Rogue Distribution, LLC 655 Rossanley Medford, OR 97530 Attention: Obie Strickler Email: obie@grownrogue.com

With a copy to:	With a copy to:

Cozen O’Connor	Tonkon Torp LLP
One Liberty Place	888 SW Fifth Avenue, Suite 1600
1650 Market Street	Portland OR 97204
Philadelphia, PA 19103	Attention: Jeffrey Woodcox
Attention: Joseph C. Bedwick	Email: jeff.woodcox@tonkon.com
E-mail: jbedwick@cozen.com

8. Status of the Parties. Owner and Manager hereby acknowledge and agree that this Agreement constitutes only a management agreement and the Parties are not joint venturers or partners of any type. Manager will endeavor to follow the suggestions of Owner so far as possible in the operation of the Business on the Licensed Premises, but in the absence of special instructions agreed upon by the Parties, reserves the right to perform all acts which it deems necessary or desirable in connection with the care and operation of the Business on the Licensed Premises at such times as it, in its judgment, deems proper. Nothing in this Agreement is intended to create an unauthorized ownership or financial interest in the Business prior to OLCC approval of any change of ownership applications submitted by the Parties.

Management Services Agreement

9. Assignment. Except as provided in this Agreement, this Agreement may not be assigned or encumbered in any manner by Manager or Owner without the prior written consent of the other Party, which will not be unreasonably withheld, conditioned, or delayed.

10. Performance. The Parties understand and agree that Manager, in the performance of its services under this Agreement, shall exercise the judgment and care, under the circumstances then prevailing, which the average manager of recreational marijuana production, processing, and wholesale distribution facilities performing like services as Manager performs hereunder would exercise in the conduct and management of like properties in Jackson County, Oregon. Time is of the essence of this Agreement.

11. Disclaimer of Representations and Warranties. Manager acknowledges and agrees that all information, data, and statements, heretofore or hereafter made or to be made by Owner to Manager, are Owner’s opinion only and are not representations, guarantees, or warranties. Owner expressly disclaims, and Manager acknowledges and accepts such disclaimers, any representations, guarantees, or warranties, including warranties of merchantability, whether express or implied, regarding the services, materials, information, or data to be furnished in connection with the Licensed Premises under this Agreement or otherwise. Subject to Manager’s indemnification obligations under Section 4.1, the Parties agree that the risk of any loss or damage, either general, special, or consequential, to the Licensed Premises or the Business, shall rest solely on Owner, and Manager shall not be responsible for any such loss or damage. Owner acknowledges and agrees that Manager has no responsibility or liability for the condition of the Licensed Premises at the commencement of the Term. Nothing in this Section 11 shall negate, amend, or otherwise modify or affect in any respect the representations and warranties made by Owner in the Purchase Agreement.

12. Force Majeure Clause. Manager shall not be required to perform, and shall not be in default of any provisions of this Agreement for such noncompliance, if the nonperformance is caused by, arises out of, or results from: (a) strikes, work stoppages or labor demands or difficulties, labor shortages, or inability to procure labor; (b) shortages of equipment, materials, or supplies, or shortages or lack of processing facilities; (c) water shortages; (d) car or truck shortages; (e) transportation difficulties; (f) vendor supply shortages or emergencies, including, without limitation, shortages or unavailability of material supplies, fertilizer, weed control supplies, pest control supplies, and vehicles and aircraft to provide vendor supply services; (g) war, hostilities, or local and national emergencies, (h) pandemics or epidemics; (i) acts of God or the elements, including, without limitation, fires, frost, rain, hail, and flooding; (j) mechanical breakdowns; (k) power and utility failures or shortages; or (l) causes otherwise beyond the control of Manager.

13. Governing Law and Venue. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Oregon without giving effect to any choice or conflict of law provision or rule (whether of the State of Oregon or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the Transactions may be instituted in the federal courts of the United States of America or the

Management Services Agreement

courts of the State of Oregon in each case located in the city of Portland and county of Multnomah, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

14. Waiver of Jury Trial. Each Party hereby waives any right to a trial by jury in any action seeking to enforce any provision of this Agreement, for damages for any breach under this Agreement, or otherwise for enforcement of any right or remedy hereunder.

15. Attorneys’ Fees. In the event of any legal action by any Party as against the other Party by reason of the breach of any covenant or condition in any way arising out of or connected with this Agreement, then and in that event the Party in whose favor award or final judgment shall be entered shall be entitled to have and recover from the other Party reasonable attorney’s fees together with the costs and expenses, including expert fees, to be fixed by the arbitrators or court where said award or judgment shall be made or entered.

16. Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

17. Successors. This Agreement shall be binding on and inure to the benefit of the heirs, executors, administrators, and successors of the Parties.

18. Amendment. This Agreement may be amended only by a written agreement signed by Owner and by Manager.

19. Interpretation. As used in this Agreement: (a) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; (b) the term “or” is nonexclusive; and (c) the words “will” and “shall” have the same meaning. The headings and captions used in this Agreement are for convenience of reference only and will not limit or in any way affect the interpretation of any provision of this Agreement. Each Party has been represented by independent legal counsel or afforded the opportunity of representation by independent legal counsel. Therefore, this Agreement shall not be construed against the Party preparing it, but shall be construed as if both Parties prepared the Agreement.

20. Entire Agreement. This Agreement and its exhibits contain the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all previous communications, representations, understandings, and agreements, either oral or written, between the Parties with respect to the subject matter of this Agreement.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Management Services Agreement

22. No Defense. Each Party agrees that this Agreement’s invalidity for public policy reasons and/or its violation of federal cannabis laws is not a valid defense to any dispute or claim arising out of this Agreement. Each Party expressly waives the right to present any defense related to the federal illegality of cannabis and agrees that such defense shall not be asserted, and will not apply, in any dispute or claim arising out of this Agreement.

[SIGNATURES FOLLOW ON NEXT PAGE]

Management Services Agreement

IN WITNESS WHEREOF, the Parties hereto have entered into and executed this Agreement as of the Effective Date, in the County of Jackson, state of Oregon.

OWNER:		MANAGER:

HSCP OREGON, LLC		GROWN ROGUE DISTRIBUTION, LLC

By:	/s/ Kevin Murphy	By:
Name:	Kevin Murphy	Name:
Title:	Manager	Title:
Date:		Date:

Management Services Agreement
Signature Page

IN WITNESS WHEREOF, the Parties hereto have entered into and executed this Agreement as of the Effective Date, in the County of Jackson, state of Oregon.

OWNER:	MANAGER:

HSCP OREGON, LLC	GROWN ROGUE DISTRIBUTION, LLC

By:	By:	/s/ J. Obie Strickler
Name:	Name:	J. Obie Strickler
Title:	Title:	Manager
Date:	Date:

Management Services Agreement
Signature Page

Schedule 3.1

Schedule of Expenses

Rent: $18,500

Internet & Security: $900

Utilities: $2,100

Total Monthly Expenses: $21,500

Management Services Agreement